Exhibit 99.1

CommScope Reports First Quarter 2021 Results

•	First quarter Net Sales increased 2% year-over-year for consolidated company

•	Momentum in Broadband Networks continues with 29% increase in net sales and growth in both Network Cable & Connectivity and Network & Cloud

•	Core CommScope first quarter Net Sales increased 11% year-over-year*

•	Continued execution of CommScope NEXT strategy to optimize the business portfolio, drive above-market growth, and control costs

•

Previously announced plan to spin-off Home Networks business on track; CommScope committed to improving performance across Core business of Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks

First Quarter Highlights

•	Net sales of $2.072 billion
•	Core net sales of $1.583 billion*
•	GAAP net loss of $(97.6) million
•	Non-GAAP adjusted EBITDA of $289.7 million
•	Core adjusted EBITDA of $273.3 million*
•	Cash flow used in operations of $(124.0) million and non-GAAP adjusted free cash flow of $(135.0) million

* References to certain supplementary “Core” financial measures reflect the results of the Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks segments, in the aggregate. Core financial measures exclude the results and performance of the Home Networks segment. See the first quarter segment comparison tables below showing the aggregation of the Core financial measures.

HICKORY, NC, May 6, 2021 — CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in network connectivity solutions, today reported results for the quarter ended March 31, 2021.

	Summary of Consolidated Results
	Q1	Q1	% Change
	2021	2020	YOY
	(in millions, except per share amounts)
Net sales	$2,072.0	$2,033.2	1.9%
Core net sales (1)	1,582.8	1,431.8	10.5
GAAP net loss	(97.6)	(159.9)	(39.0)
GAAP net loss per share	(0.55)	(0.89)	(38.2)
Non-GAAP adjusted EBITDA (2)	289.7	231.2	25.3
Core adjusted EBITDA (1)	273.3	219.3	24.6
Non-GAAP adjusted net income per diluted share (2)	0.36	0.12	200.0%

(1) “Core” financial measures reflect the results of the Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks segments, in the aggregate. Core financial measures exclude the results of the Home Networks segment. See the first quarter segment comparison tables below showing the aggregation of the Core financial measures.

(2) See Description of Non-GAAP Financial Measures and Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures below

“With strong execution and demand across our portfolio, we are pleased to report solid first quarter financial results,” said Chuck Treadway, president and chief executive officer. “These results are a testament to our team’s dedication to serving our customers and enhancing our core businesses. We are also encouraged by strengthening market conditions and the opportunities we see to capitalize on industry tailwinds ahead such as 5G and mobile network densification, indoor coverage and private networks, distributed access architectures and fiber-rich optical networks, as the economy and our industry continue to recover from the COVID-19 pandemic.”

Treadway continued, “Looking ahead, we are committed to refocusing our commercial and technology footprint around a more tightly integrated portfolio following our recent announcement to spin off our Home Networks business. We continue to take action to position CommScope for success as we execute on our CommScope NEXT strategy to optimize the business portfolio, drive above-market growth, and control costs.”

Alex Pease, executive vice president and chief financial officer, said, “During the first quarter we adapted to changing market conditions and delivered solid increases in revenue and profitability. Following the planned spin-off of our Home Networks business, we will be better able to reinvest in our core strategic markets and technologies to capitalize on the growth opportunities in our Broadband, Outdoor Wireless and Venue and Campus segments. With our optimized business portfolio, we expect to continue to build on the momentum we have seen so far this year.”

First Quarter Results and Comparison

In early April 2021, CommScope announced its plan to spin-off the Home Networks business. In this comparison discussion, reference is made to certain supplementary “Core” financial measures, which reflect the results of the Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks segments, in the aggregate. Core financial measures exclude the results of the Home Networks segment. These metrics represent the business segments as historically reported by CommScope. However, the ultimate definition of the Home Networks business that CommScope expects to spin-off may vary, and future results may differ materially.

Reconciliations of the reported GAAP results to non-GAAP adjusted results are included below.

Net sales in the first quarter of 2021 increased 1.9% year over year to $2.07 billion. Core net sales increased 10.5% year over year primarily due to higher net sales in the Broadband Networks segment.

Net loss of $(97.6) million, or $(0.55) per share, in the first quarter of 2021, decreased 39.0% compared to the prior year period's net loss of $(159.9) million, or $(0.89) per share. Non-GAAP adjusted net income for the first quarter of 2021 was $88.3 million, or $0.36 per share, versus $27.2 million, or $0.12 per share, in the first quarter of 2020.

Non-GAAP adjusted EBITDA increased 25.3% to $289.7 million in the first quarter of 2021 compared to the same period last year. Non-GAAP adjusted EBITDA improved to 14.0% of net sales in the first quarter of 2021 compared to 11.4% of net sales in the same prior year period. Core segment adjusted EBITDA increased 24.6% in the first quarter of 2021 and improved to 17.3% of net sales compared to 15.3% of net sales in the prior year period. The Company is facing supply shortages and delays that negatively affected adjusted EBITDA in the three months ended March 31, 2021, and those constraints are expected to persist at least into the second half of 2021. The COVID-19 outbreak also continued to have a mixed impact on the Company’s financial performance during the first quarter of 2021, with network strain driving increased demand for the Broadband Networks segment products, while the other segments have been negatively impacted due to the general economic slowdown.

First Quarter Comparisons

Sales by Region

			% Change
	Q1 2021	Q1 2020	YOY
United States	$1,191.9	$1,220.5	(2.3)%
Europe, Middle East and Africa	385.7	395.1	(2.4)
Asia Pacific	225.4	177.5	27.0
Caribbean and Latin America	192.1	158.4	21.3
Canada	76.9	81.7	(5.9)
Total net sales	$2,072.0	$2,033.2	1.9%

Segment Net Sales

			% Change
	Q1 2021	Q1 2020	YOY
Broadband	$790.7	$613.4	28.9%
Outdoor Wireless	322.5	348.9	(7.6)
Venue and Campus	469.6	469.5	—
Core net sales	1,582.8	1,431.8	10.5
Home	489.2	601.4	(18.7)
Total net sales	$2,072.0	$2,033.2	1.9%

Segment Operating Income (Loss)

			% Change
	Q1 2021	Q1 2020	YOY
Broadband	$57.3	$(23.0)	NM
Outdoor Wireless	51.3	65.7	(21.9)%
Venue and Campus	(65.2)	(35.7)	82.6%
Core operating income	43.4	7.0	520.0%
Home	(34.5)	(38.8)	(11.1)%
Total operating income (loss)	$8.9	$(31.8)	NM

NM – Not meaningful

Segment Adjusted EBITDA (See Description of Non-GAAP Financial Measures)

			% Change
	Q1 2021	Q1 2020	YOY
Broadband	$179.3	$92.7	93.4%
Outdoor Wireless	74.0	88.9	(16.8)
Venue and Campus	20.0	37.7	(46.9)
Core adjusted EBITDA	273.3	219.3	24.6
Home	16.4	11.9	37.8
Total segment adjusted EBITDA	$289.7	$231.2	25.3%

Broadband Networks

•	Net sales of $790.7 million, increased 28.9% from prior year driven by growth in both Network Cable & Connectivity and Network & Cloud.

Outdoor Wireless Networks

•	Net sales of $322.5 million, decreased 7.6% from prior year driven by declines in Metro Cell Solutions and Macro Tower Solutions.

Venue and Campus Networks

•

Net sales of $469.6 million remained relatively flat from prior year primarily driven by growth in RUCKUS Networks offset by moderate declines in Indoor Copper Enterprise, Indoor Fiber Enterprise and DAS and Small Cell.

Home Networks

•	Net sales of $489.2 million, decreased 18.7% from prior year driven by declines in Home Media Solutions and Broadband Connectivity Devices.

Cash Flow and Balance Sheet

•	GAAP cash flow from operations of $(124.0) million.
•

Non-GAAP adjusted free cash flow was $(135.0) million after adjusting operating cash flow for $26.4 million of additions to property, plant and equipment, $7.2 million of cash paid for restructuring costs and $8.2 million of cash paid for transaction, transformation and integration costs.

•	Ended the quarter with $325.9 million in cash and cash equivalents.
•

As of March 31, 2021, the Company had no outstanding borrowings under its asset-based revolving credit facility and had availability of $686.9 million, after giving effect to borrowing base limitations and outstanding letters of credit. The Company ended the quarter with total liquidity of approximately $1.01 billion.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss first quarter 2021 results. The conference call will also be webcast.

The live, listen-only audio of the call will be available through a link on the Events and Presentations page of CommScope’s Investor Relations website.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end, including relating to the planned spin-off of the Home Networks business. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About CommScope:

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Investor Contact:
Michael McCloskey, CommScope
+1 828-431-9874
Michael.McCloskey@commscope.com

News Media Contact:
Kalia Farrell, CommScope
+1 215-323-1059

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms non-GAAP adjusted EBITDA, segment adjusted EBITDA and segment adjusted EBITDA as a percentage of sales, Core segment adjusted EBITDA and Core segment adjusted EBITDA as a percentage of sales, non-GAAP adjusted net income, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted gross profit, non-GAAP adjusted operating expense and non-GAAP adjusted free cash flow may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss), cash flow from operations or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity. A reconciliation of each of these non-GAAP measures to their most comparable GAAP measures is below.

Core Measures

CommScope believes that presenting Core financial measures enhances the investor’s understanding of the financial performance of the Company’s core businesses. Core financial measures are the aggregate of the Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks segments. They do not include the results of the Home Networks segment. The aggregate results of the Core segments and the results of the Home Networks segment represent the business segments as historically reported by CommScope and may not represent the ultimate definitions of the remaining CommScope businesses and the Home business after the previously announced planned spin-off. Future results may vary and differ materially from the presentation of the Core financial measures.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs and expectations of management, as well as assumptions made by, and information currently available to, such management and include, without limitation: statements related to the completion and timing of the proposed spin-off, the future performance of the Home Networks and remaining CommScope businesses on a stand-alone basis if the spin-off is completed; the outlook for Home Networks as a separate business if the spin-off is completed; the expected strategic, operational and competitive benefits of the proposed spin-off and the effect of the separation on CommScope and its stakeholders; and estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,”

“outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, risks related to the planned spin-off of the Home Networks business, including uncertainty regarding whether such transaction will be commenced or completed and the timing and value of such transaction; risks related to the potential separation of the Home Networks business; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; selling or discontinuing one or more of our product lines; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction, and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which we and our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information technology systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; the use of open standards; the long-term impact of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; substantial indebtedness and restrictive debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans requiring plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or a potential global trade war and potential changes to laws and policies as a result of a new administration in the United States, that may impact our products; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation; the scope, duration and impact of disease outbreaks and pandemics, such as COVID-19, on our business including employees, sites, operations, customers, supply chain and the global economy; risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These and other factors are discussed in greater detail in our 2020 Annual Report on Form 10-K and our Quarterly

Report on Form 10-Q for the quarter ended March 31, 2021, and may be updated from time to time in our annual reports, quarterly reports, current reports and other filings we make with the Securities and Exchange Commission.

Although the information contained in this press release represents our best judgment as of the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release, except as otherwise may be required by law.

END

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In millions, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$2,072.0	$2,033.2
Cost of sales	1,399.8	1,392.0
Gross profit	672.2	641.2
Operating expenses:
Selling, general and administrative	292.7	311.1
Research and development	171.5	180.4
Amortization of purchased intangible assets	154.7	157.8
Restructuring costs, net	44.4	23.7
Total operating expenses	663.3	673.0
Operating income (loss)	8.9	(31.8)
Other income (expense), net	1.0	(12.5)
Interest expense	(137.5)	(149.1)
Interest income	0.5	2.1
Loss before income taxes	(127.1)	(191.3)
Income tax benefit	29.5	31.4
Net loss	(97.6)	(159.9)
Series A convertible preferred stock dividend	(14.3)	(13.8)
Net loss attributable to common stockholders	$(111.9)	$(173.7)

Loss per share:
Basic	$(0.55)	$(0.89)
Diluted (a)	$(0.55)	$(0.89)
Weighted average shares outstanding:
Basic	201.7	194.9
Diluted (a)	201.7	194.9
(a) Calculation of diluted loss per share:
Net loss (basic and diluted)	$(111.9)	$(173.7)

Weighted average shares (basic)	201.7	194.9
Dilutive effect of equity-based awards	—	—
Denominator (diluted)	201.7	194.9

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share amounts)

	Unaudited March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$325.9	$521.9
Accounts receivable, less allowance for doubtful accounts of $32.1 and $40.3, respectively	1,639.2	1,487.4
Inventories, net	1,093.5	1,088.9
Prepaid expenses and other current assets	265.9	256.3
Total current assets	3,324.5	3,354.5
Property, plant and equipment, net of accumulated depreciation of $730.1 and $705.7, respectively	668.4	684.5
Goodwill	5,262.3	5,286.5
Other intangible assets, net	3,489.7	3,650.4
Other noncurrent assets	616.3	600.9
Total assets	$13,361.2	$13,576.8
Liabilities and Stockholders' Equity
Accounts payable	$1,059.4	$1,010.8
Accrued and other liabilities	835.5	910.6
Current portion of long-term debt	32.0	32.0
Total current liabilities	1,926.9	1,953.4
Long-term debt	9,486.7	9,488.6
Deferred income taxes	189.6	206.2
Other noncurrent liabilities	508.4	531.8
Total liabilities	12,111.6	12,180.0
Commitments and contingencies
Series A convertible preferred stock, $0.01 par value	1,041.8	1,041.8
Stockholders' equity:
Preferred stock, $0.01 par value: Authorized shares: 200,000,000;
Issued and outstanding shares: 1,041,819 Series A convertible preferred stock	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; issued and outstanding shares: 203,996,914 and 200,095,232, respectively	2.1	2.1
Additional paid-in capital	2,526.0	2,512.9
Retained earnings (accumulated deficit)	(1,850.3)	(1,752.7)
Accumulated other comprehensive loss	(194.3)	(155.9)
Treasury stock, at cost: 10,818,615 shares and 9,223,081 shares, respectively	(275.7)	(251.4)
Total stockholders' equity	207.8	355.0
Total liabilities and stockholders' equity	$13,361.2	$13,576.8

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In millions)

	Three Months Ended
	March 31,
	2021	2020
Operating Activities:
Net loss	$(97.6)	$(159.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	199.2	205.4
Equity-based compensation	23.5	23.5
Deferred income taxes	(53.4)	(38.3)
Changes in assets and liabilities:
Accounts receivable	(164.2)	69.0
Inventories	(10.7)	50.6
Prepaid expenses and other assets	4.1	15.2
Accounts payable and other liabilities	(23.9)	(217.2)
Other	(1.0)	9.0
Net cash used in operating activities	(124.0)	(42.7)
Investing Activities:
Additions to property, plant and equipment	(26.4)	(23.9)
Proceeds from sale of property, plant and equipment	1.0	0.1
Net cash used in investing activities	(25.4)	(23.8)
Financing Activities:
Long-term debt repaid	(8.0)	(108.0)
Dividends paid on Series A convertible preferred stock	(14.3)	—
Proceeds from the issuance of common shares under equity-based compensation plans	3.9	0.9
Tax withholding payments for vested equity-based compensation awards	(24.3)	(5.9)
Net cash used in financing activities	(42.7)	(113.0)
Effect of exchange rate changes on cash and cash equivalents	(3.9)	(24.4)
Change in cash and cash equivalents	(196.0)	(203.9)
Cash and cash equivalents at beginning of period	521.9	598.2
Cash and cash equivalents at end of period	$325.9	$394.3

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Net income (loss), as reported	$(97.6)	$(159.9)
Income tax benefit, as reported	(29.5)	(31.4)
Interest income, as reported	(0.5)	(2.1)
Interest expense, as reported	137.5	149.1
Other (income) expense, net, as reported	(1.0)	12.5
Operating income (loss), as reported	$8.9	$(31.8)
Adjustments:
Amortization of purchased intangible assets	154.7	157.8
Restructuring costs, net	44.4	23.7
Equity-based compensation	23.5	23.5
Transaction, transformation and integration costs	15.7	5.4
Acquisition accounting adjustments	3.3	5.5
Patent claims and litigation settlements	1.5	5.3
Depreciation	37.7	41.8
Total adjustments to operating income (loss)	280.8	263.0
Non-GAAP adjusted EBITDA	$289.7	$231.2

Net income (loss), as reported	$(97.6)	$(159.9)
Adjustments:
Total pretax adjustments to adjusted EBITDA	243.1	221.2
Pretax amortization of debt issuance costs and OID (1)	6.8	6.9
Pretax loss on debt transactions (2)	—	—
Tax effects of adjustments and other tax items (3)	(64.0)	(41.0)
Non-GAAP adjusted net income	$88.3	$27.2
GAAP EPS, as reported (4)	$(0.55)	$(0.89)
Non-GAAP adjusted diluted EPS (5)	$0.36	$0.12

(1) Included in interest expense.
(2) Included in other income (expense), net.

(3) The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

(4) For all periods presented, GAAP EPS was calculated using net income (loss) attributable to common stockholders in the numerator, which includes the impact of the Series A convertible preferred stock dividend.

(5) The Company’s definition of non-GAAP adjusted diluted EPS is non-GAAP adjusted net income, excluding the Series A convertible preferred stock dividend, divided by weighted average shares outstanding assuming the if-converted method, which reflects the conversion of the Series A convertible preferred stock.

Note: Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Sales by Region
(Unaudited -- In millions)

Sales by Region
			% Change
	Q1 2021	Q1 2020	YOY
United States	$1,191.9	$1,220.5	(2.3)%
Europe, Middle East and Africa	385.7	395.1	(2.4)
Asia Pacific	225.4	177.5	27.0
Caribbean and Latin America	192.1	158.4	21.3
Canada	76.9	81.7	(5.9)
Total net sales	$2,072.0	$2,033.2	1.9%

CommScope Holding Company, Inc.
Segment Information
(Unaudited -- In millions)

Segment Net Sales
			% Change
	Q1 2021	Q1 2020	YOY
Broadband	$790.7	$613.4	28.9%
Outdoor Wireless	322.5	348.9	(7.6)
Venue and Campus	469.6	469.5	—
Core net sales (1)	1,582.8	1,431.8	10.5
Home	489.2	601.4	(18.7)
Total net sales	$2,072.0	$2,033.2	1.9%

Segment Adjusted EBITDA (2)
			% Change
	Q1 2021	Q1 2020	YOY
Broadband	$179.3	$92.7	93.4%
Outdoor Wireless	74.0	88.9	(16.8)
Venue and Campus	20.0	37.7	(46.9)
Core adjusted EBITDA (1)	273.3	219.3	24.6
Home	16.4	11.9	37.8
Total segment adjusted EBITDA	$289.7	$231.2	25.3%

(1) “Core” financial measures reflect the results or otherwise pertain to the performance of the Broadband Networks, Outdoor Wireless Networks and Venue and Campus Networks segments, in the aggregate. Core financial measures exclude the results of our Home Networks segment.

(2) See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP to Segment Adjusted EBITDA
(Unaudited -- In millions)

First Quarter 2021 Segment Adjusted EBITDA Reconciliation
	Broadband	Outdoor Wireless	Venue and Campus	Home	Total
Operating income (loss), as reported	$57.3	$51.3	$(65.2)	$(34.5)	$8.9
Amortization of purchased intangible assets	80.7	8.8	39.3	26.0	154.7
Restructuring costs, net	10.4	5.7	22.3	5.9	44.4
Equity-based compensation	9.6	2.4	7.5	3.9	23.5
Transaction, transformation and integration costs	4.7	1.9	3.1	6.0	15.7
Acquisition accounting adjustments	1.2	—	1.5	0.5	3.3
Patent claims and litigation settlements	—	—	0.3	1.2	1.5
Depreciation	15.4	3.8	11.1	7.4	37.7
Segment adjusted EBITDA	$179.3	$74.0	$20.0	$16.4	$289.7
Segment adjusted EBITDA % of sales	22.7%	22.9%	4.3%	3.4%	14.0%

First Quarter 2020 Segment Adjusted EBITDA Reconciliation
	Broadband	Outdoor Wireless	Venue and Campus	Home	Total
Operating income (loss), as reported	$(23.0)	$65.7	$(35.7)	$(38.8)	$(31.8)
Amortization of purchased intangible assets	81.2	11.6	39.1	26.0	157.8
Restructuring costs, net	5.4	3.4	11.3	3.6	23.7
Equity-based compensation	9.0	2.8	7.1	4.5	23.5
Transaction, transformation and integration costs	1.7	0.9	1.9	0.9	5.4
Acquisition accounting adjustments	2.8	—	2.2	0.5	5.5
Patent claims and litigation settlements	—	—	—	5.3	5.3
Depreciation	15.6	4.5	11.7	10.0	41.8
Segment adjusted EBITDA	$92.7	$88.9	$37.7	$11.9	$231.2
Segment adjusted EBITDA % of sales	15.1%	25.5%	8.0%	2.0%	11.4%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Adjusted Free Cash Flow
(Unaudited -- In millions)

Adjusted Free Cash Flow

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Cash flow from operations	$(42.7)	$209.1	$172.2	$97.7	$(124.0)
Capital expenditures	(23.9)	(23.8)	(25.8)	(47.7)	(26.4)
Free cash flow	(66.6)	185.3	146.4	50.0	(150.4)
Transaction, transformation and integration costs	3.4	9.1	4.8	4.3	8.2
Restructuring	20.1	23.0	24.8	10.8	7.2
Adjusted free cash flow	$(43.1)	$217.4	$176.0	$65.1	$(135.0)

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Quarterly Adjusted Gross Profit and Adjusted Operating Expense
(Unaudited -- In millions)

GAAP to Non-GAAP Adjusted Gross Profit

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Gross profit, as reported	$641.2	$656.1	$735.5	$715.0	$672.2
Equity-based compensation	3.8	5.2	5.5	4.0	3.9
Acquisition accounting adjustments	5.5	5.2	5.1	4.8	3.3
Patent claims and litigation settlements	5.3	7.5	(1.4)	5.0	1.5
Adjusted gross profit	$655.8	$674.0	$744.7	$728.8	$680.9
Adjusted gross profit as % of sales	32.3%	32.1%	34.3%	34.2%	32.9%

GAAP to Non-GAAP Adjusted Operating Expense

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Selling, general and administrative, as reported	$311.1	$290.9	$296.7	$272.0	$292.7
Research and development, as reported	180.4	176.1	184.6	162.2	171.5
Operating expenses	$491.5	$467.0	$481.3	$434.2	$464.2
Equity-based compensation	19.7	27.3	28.5	21.0	19.6
Transaction, transformation and integration costs	5.4	7.6	4.8	7.1	15.7
Executive severance	—	—	6.3	—	—
Adjusted operating expense	$466.4	$432.1	$441.7	$406.1	$428.9
Adjusted operating expense as % of sales	22.9%	20.5%	20.4%	19.0%	20.7%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures